Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
FIRST QUARTER FISCAL 2014 EARNINGS

FIRST QUARTER HIGHLIGHTS INCLUDE:

▪ Net Interest Margin Expands 23 Basis Points (Sequential Quarter)

▪ Non-Performing Assets Decline by 36%

▪ Repurchase of 190,051 Shares of Common Stock

Riverside, Calif. – October 29, 2013 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced first quarter earnings for the fiscal year ending June 30, 2014.
            For the quarter ended September 30, 2013, the Company reported net income of $1.51 million, or $0.14 per diluted share (on 10.53 million average shares outstanding), compared to net income of $8.73 million, or $0.80 per diluted share (on 10.97 million average shares outstanding), in the comparable period a year ago.  The decrease in net income for the first quarter of fiscal 2014 was primarily attributable to a $13.85 million decrease in the gain on sale of loans, partly offset by a $2.74 million decrease in salaries and employee benefits expense, a $1.48 million improvement in the provision for loan losses, and a decrease of $3.47 million in the provision for income taxes, compared to the same period one year ago.

“I am encouraged by our preferred loan origination volume this quarter which is the highest quarterly volume since December 2007.  I am increasingly confident that general economic conditions have improved by such a degree that we can take advantage of expanded lending opportunities that meet our investment and credit criteria and increase our preferred loan portfolio.  Therefore, we will be allocating more capital to our community banking business and increase our focus on growing net interest income as non-interest income returns to more normalized levels.  Of course, this will take some time so we will continue to prudently manage capital levels while maintaining our share repurchases and cash dividends to shareholders,” said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  “Regarding our mortgage banking business, it is clear that the environment has become much more difficult as a result of the recent rise in mortgage interest rates and decline in refinancing activity.  Fiscal 2014 will be a year of transition for our mortgage banking business requiring us to make significant adjustments to our business model consistent with declining loan production.”
       As of September 30, 2013, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage, Tier 1 Risk-Based and Total Risk-Based capital ratios of 13.07 percent, 20.82 percent and 22.09 percent, respectively.  As of June 30, 2013, these ratios were 13.12 percent, 21.36 percent and 22.64 percent, respectively.
Return on average assets for the first quarter of fiscal 2014 decreased to 0.52 percent from 2.78 percent for the same period of fiscal 2013, and return on average stockholders’ equity for the first quarter of fiscal 2014 decreased to 3.82 percent from 23.76 percent for the comparable period of fiscal 2013.

On a sequential quarter basis, the first quarter net income of fiscal 2014 reflects a $3.75 million, or 71 percent, decrease from net income of $5.26 million in the fourth quarter of fiscal 2013.  The decrease in net income in the first quarter of fiscal 2014 was primarily attributable to a decrease of $9.44 million in the gain on sale of loans, partly offset by a decrease of $2.63 million in salaries and employee benefits expense and a decrease of $2.92 million in the provision for income taxes, compared to the fourth quarter of fiscal 2013.  Diluted earnings per share for the first quarter of fiscal 2014 decreased by 71 percent to $0.14 per share from $0.49 per share in the fourth quarter of fiscal 2013.  Return on average assets decreased to 0.52 percent for the first quarter of fiscal 2014 from 1.73 percent in the fourth quarter of fiscal 2013; and return on average stockholders’ equity for the first quarter of fiscal 2014 was 3.82 percent, compared to 13.29 percent for the fourth quarter of fiscal 2013.
       Net interest income decreased $975,000, or 11 percent, to $7.96 million in the first quarter of fiscal 2014 from $8.94 million for the same quarter of fiscal 2013, attributable to a 14 basis point decrease in the net interest margin and a $77.5 million, or six percent, decrease in average interest-earning assets.  Non-interest income decreased $13.98 million, or 63 percent, to $8.18 million in the first quarter of fiscal 2014 from $22.16 million in the same quarter of fiscal 2013.  Non-interest expense decreased $2.80 million, or 16 percent, to $14.53 million in the first quarter of fiscal 2014 from $17.33 million in the same quarter of fiscal 2013.  The decreases in non-interest income and non-interest expense relate primarily to mortgage banking operations.
The average balance of loans outstanding, including loans held for sale, decreased by $122.6 million, or 12 percent, to $925.0 million in the first quarter of fiscal 2014 compared to $1.05 billion in the same quarter of fiscal 2013.  The average yield on loans receivable decreased by 24 basis points to 4.20 percent in the first quarter of fiscal 2014 from an average yield of 4.44 percent in the same quarter of fiscal 2013.  The decrease in the average loan yield was primarily attributable to payoffs of loans which had a higher yield than the average yield of loans held for investment and adjustable rate loans repricing to lower current market interest rates.  Loans originated and purchased for investment in the first quarter of fiscal 2014 totaled $40.9 million, consisting primarily of multi-family loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) increased by $10.1 million, or three percent, to $366.9 million at September 30, 2013 from $356.8 million at June 30, 2013.  The percentage of preferred loans to total loans held for investment at September 30, 2013 increased slightly to 48 percent from 47 percent at June 30, 2013.  Loan principal payments received in the first quarter of fiscal 2014 were $41.7 million, compared to $37.9 million in the same quarter of fiscal 2013.  In addition, real estate acquired in the settlement of loans (real estate owned), gross of any allowances, in the first quarter of fiscal 2014 declined to $2.8 million, compared to $5.0 million in the same quarter of fiscal 2013, due primarily to the improvement in our loan quality and stronger real estate markets.
The average balance of investment securities decreased by $3.5 million, or 15 percent, to $19.1 million in the first quarter of fiscal 2014 from $22.6 million in the same quarter of fiscal 2013.  The decrease was attributable to principal payments received on mortgage-backed securities during the last 12 months.  The average yield on investment securities decreased eight basis points to 1.93 percent in the first quarter of fiscal 2014 from 2.01 percent for the same quarter of fiscal 2013.  The decline in the average yield was primarily attributable to the downward repricing of adjustable rate mortgage-backed securities.
In the first quarter of fiscal 2014, the Federal Home Loan Bank (“FHLB”) – San Francisco announced a partial redemption of excess capital stock held by member banks and a cash dividend.  As a result, $2.0 million of excess capital stock was redeemed at par and a $208,000 cash dividend was received by the Bank in the first quarter of fiscal 2014.  This is comparable to the same quarter last year when the Bank received a $1.1 million partial redemption and a $27,000 cash dividend.
The average balance of the Company’s interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, increased $56.1 million, or 48 percent, to $172.5 million in the first quarter of fiscal 2014 from $116.4 million in the same quarter of fiscal 2013.  The Bank maintains high levels of cash and cash equivalents in response to the uncertain operating environment and uses its available liquidity to fund its mortgage banking operations, to fund new loans held for investment, and to pay off borrowings as they mature.  The average yield earned on interest-earning deposits was 0.25 percent in both the first quarters of fiscal 2014 and 2013 and lower than the yield that could have been earned if the excess liquidity was deployed in loans or investment securities.
Average deposits decreased $37.6 million, or four percent, to $918.9 million in the first quarter of fiscal 2014 from $956.5 million in the same quarter of fiscal 2013.  The average cost of deposits decreased by nine basis points to 0.65 percent in the first quarter of fiscal 2014 from 0.74 percent in the same quarter last year, primarily due to higher cost time deposits repricing to lower current market interest rates and a lower percentage of time deposits to the total deposit balance.  Core deposits decreased $1.5 million to $519.3 million at September 30, 2013 from $520.8 million at June 30, 2013, while time deposits decreased $2.4 million, or one percent, to $399.8 million at September 30, 2013 from $402.2 million at June 30, 2013, consistent with the Bank’s strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts.
The average balance of borrowings, which consisted of FHLB – San Francisco advances, decreased $50.1 million, or 40 percent, to $76.4 million and the average cost of advances decreased 25 basis points to 3.34 percent in the first quarter of fiscal 2014, compared to an average balance of $126.5 million and an average cost of 3.59 percent in the same quarter of fiscal 2013.  The decrease in borrowings was primarily attributable to scheduled maturities.
The net interest margin during the first quarter of fiscal 2014 decreased 14 basis points to 2.82 percent from 2.96 percent in the same quarter last year.  The decrease was primarily due to the decline in the average yield of interest-earning assets outpacing the declining cost of liabilities.  The declining yield of interest-earning assets was attributable to the downward repricing of loans and investment securities and a higher level of excess liquidity invested at a nominal yield.  The decline in the average cost of liabilities was primarily due to the downward repricing of time deposits to current market interest rates and the decline in the average cost of borrowings as higher costing FHLB advances were repaid at maturity.

During the first quarter of fiscal 2014, the Company recorded a recovery from the allowance for loan losses of $(942,000), compared to the $533,000 provision for loan losses recorded during the same period of fiscal 2013 and the $(1.54) million recovery recorded in the fourth quarter of fiscal 2013 (sequential quarter).
Non-performing assets, with underlying collateral primarily located in Southern California, decreased to $21.7 million, or 1.88 percent of total assets, at September 30, 2013, compared to $24.0 million, or 1.98 percent of total assets, at June 30, 2013.  Non-performing loans at September 30, 2013 decreased $3.1 million or 14 percent since June 30, 2013 to $18.6 million and were primarily comprised of 40 single-family loans ($10.5 million); nine commercial real estate loans ($4.7 million); seven multi-family loans ($3.3 million) and six commercial business loans ($130,000).  Real estate owned acquired in the settlement of loans at September 30, 2013 was primarily comprised of four single-family properties ($1.2 million), two undeveloped lots ($9,000) and two commercial real estate properties ($2.0 million).
Net charge-offs for the quarter ended September 30, 2013 were $1.89 million or 0.82 percent (annualized) of average loans receivable, compared to $1.90 million or 0.72 percent (annualized) of average loans receivable for the quarter ended September 30, 2012 and $353,000 or 0.15 percent (annualized) of average loans receivable for the quarter ended June 30, 2013 (sequential quarter).
Classified assets at September 30, 2013 were $45.8 million, comprised of loans of $9.0 million in the special mention category and $33.6 million in the substandard category and $3.2 million in real estate owned.  Classified assets at June 30, 2013 were

$47.0 million, comprised of loans of $6.9 million in the special mention category and $37.8 million in the substandard category and $2.3 million in real estate owned.
For the quarters ended September 30, 2013 and 2012, no loans were restructured from their original terms.  As of September 30, 2013, the outstanding balance of restructured loans was $7.7 million: two loans were classified as special mention ($815,000, both on accrual status); and 21 loans were classified as substandard ($6.9 million, all of which were on non-accrual status).  As of September 30, 2013, $5.2 million, or 69 percent, of our restructured loans were current with respect to their payment status.
The allowance for loan losses was $12.1 million at September 30, 2013, or 1.59 percent of gross loans held for investment, compared to $14.9 million at June 30, 2013, or 1.96 percent of gross loans held for investment.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at September 30, 2013.
Non-interest income decreased by $13.98 million, or 63 percent, to $8.18 million in the first quarter of fiscal 2014 from $22.16 million in the same period of fiscal 2013, primarily as a result of a $13.85 million decrease in the gain on sale of loans.  On a sequential quarter basis, non-interest income decreased $9.44 million, or 54 percent, primarily as a result of a $9.44 million, or 58 percent, decrease in the gain on sale of loans.
The gain on sale of loans decreased to $6.75 million for the quarter ended September 30, 2013 from $20.60 million in the comparable quarter last year, reflecting the impact of a significantly lower average loan sale margin and loan sale volume resulting from the increase in mortgage interest rates during the first quarter of fiscal 2014.  The average loan sale margin for mortgage banking was 116 basis points for the quarter ended September 30, 2013, down 103 basis points from 219 basis points in the comparable quarter last year.  Total loan sale volume, which includes the net change in commitments to extend credit on loans to be held for sale, was $563.4 million in the quarter ended September 30, 2013, down 40 percent from $939.7 million in the comparable quarter last year.  The gain on sale of loans includes a favorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net gain of $976,000 in the first quarter of fiscal 2014, compared to a favorable fair-value adjustment that amounted to a net gain of $5.27 million in the same period last year.  The gain on sale of loans for the first quarter of fiscal 2014 was enhanced by a $(186,000) recovery from the recourse reserve for loans sold that are subject to repurchase, compared to a $618,000 recourse provision for loans sold that are subject to repurchase in the comparable quarter of fiscal 2013.  As of September 30, 2013, the recourse reserve for loans sold that are subject to repurchase was $1.3 million, a decrease of $853,000, or 40 percent, from $2.1 million at June 30, 2013.
In the first quarter of fiscal 2014, a total of $683.7 million of loans were originated and purchased for sale, 21 percent lower than the $860.5 million for the same period last year, and 18 percent lower than the $837.2 million during the fourth quarter of fiscal 2013 (sequential quarter).  The loan origination volume has declined because the recent rise in mortgage interest rates has severely curtailed refinance activity.  Total loans sold during the quarter ended September 30, 2013 were $693.0 million, 12 percent lower than the $787.9 million sold during the same quarter last year, and 15 percent lower than the $812.2 million sold during the fourth quarter of fiscal 2013 (sequential quarter).  Total loan originations (including loans originated and purchased for investment and loans originated and purchased for sale) were $724.6 million in the first quarter of fiscal 2014, a decrease of 18 percent from $879.2 million in the same quarter of fiscal 2013, and 16 percent lower than the $867.4 million in the fourth quarter of fiscal 2013 (sequential quarter).
The sale and operations of real estate owned acquired in the settlement of loans resulted in a net gain of $52,000 in the first quarter of fiscal 2014, compared to a net gain of $73,000 in the comparable period last year.  Five real estate owned properties were sold in the quarter ended September 30, 2013 compared to 17 real estate owned properties sold in the same quarter last year.  Three real estate owned properties were acquired in the settlement of loans during the first quarter of fiscal 2014, compared to 11 real estate owned properties acquired in the settlement of loans in the comparable period last year.  As of September 30, 2013, the real estate owned balance was $3.2 million (eight properties), compared to $2.3 million (10 properties) at June 30, 2013.
Non-interest expenses decreased $2.80 million, or 16 percent, to $14.53 million in the first quarter of fiscal 2014 from $17.33 million in the same quarter last year, primarily as a result of the decrease in salaries and employee benefits expense.  The decrease in salaries and employee benefits expense was primarily related to the decrease in mortgage banking loan production.

The Company’s efficiency ratio increased to 90 percent in the first quarter of fiscal 2014 from 56 percent in the first quarter of fiscal 2013.  The increase was the result of the decreases in non-interest income and net interest income, partly offset by the decrease in non-interest expense.
The Company’s provision for income taxes was $1.04 million for the first quarter of fiscal 2014, a decrease of $3.47 million or 77 percent, from $4.51 million in the same quarter last year.  The effective income tax rate for the quarter ended September 30, 2013 was 40.8 percent as compared to 34.0 percent in the same quarter last year.  The increase in the effective income tax rate was due primarily to the reversal of an $825,000 tax liability in the first quarter of fiscal 2013, which was not replicated in the first quarter of fiscal 2014.  The Company believes that the tax provision recorded in the first quarter of fiscal 2014 reflects its current income tax obligations.
The Company repurchased 190,051 shares of its common stock during the quarter ended September 30, 2013 at an average cost of $17.91 per share.  As of September 30, 2013, a total of 312,782 shares, or 60%, of the shares authorized in the March 2013 stock repurchase plan have been purchased, leaving 209,741 shares available for future purchases.
The Bank currently operates 15 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates two wholesale loan production offices (Pleasanton and Rancho Cucamonga, California) and 17 retail loan production offices located in City of Industry, Escondido, Glendora, Hermosa Beach, Livermore, Rancho Cucamonga (2), Riverside (4), Roseville, San Diego, San Rafael, Santa Barbara, Stockton and Westlake Village, California.

The Company will host a conference call for institutional investors and bank analysts on Wednesday, October 30, 2013 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-288-8960 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Thursday, November 7, 2013 by dialing 1-800-475-6701 and referencing access code number 306253.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release and the conference call noted above contain statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business.  You should not place undue reliance on these statements, as they are subject to risks and uncertainties.  When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.  There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements.  Factors which could cause actual results to differ materially include, but are not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and charge-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the residential and commercial real estate markets and may lead to increased losses and non-performing assets and may result in our allowance for loan losses not being adequate to cover actual losses and require us to materially increase our reserve; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of the Company by the Federal Reserve Board or of the Bank by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to enter into a formal enforcement action or to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings;  legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules, including as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd Frank Act") and the implementing regulations; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; our ability to attract and retain deposits; increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock;  adverse changes in the securities markets; the inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; war or terrorist activities; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and other risks detailed in the Company’s reports filed with or furnished to the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2013.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited –In Thousands, Except Share Information)
	September 30, 2013	June 30, 2013

Assets
Cash and cash equivalents	$156,992	$193,839
Investment securities – available for sale at fair value	18,564	19,510
Loans held for investment, net of allowance for loan losses of
$12,105 and $14,935, respectively	748,956	748,397
Loans held for sale, at fair value	183,765	188,050
Accrued interest receivable	2,630	2,992
Real estate owned, net	3,172	2,296
FHLB – San Francisco stock	13,308	15,273
Premises and equipment, net	6,701	6,691
Prepaid expenses and other assets	18,939	33,993

Total assets	$1,153,027	$1,211,041

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$57,502	$57,835
Interest-bearing deposits	861,593	865,175
Total deposits	919,095	923,010

Borrowings	56,476	106,491
Accounts payable, accrued interest and other liabilities	20,298	21,566
Total liabilities	995,869	1,051,067

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 17,666,865 and 17,661,865 shares issued, respectively; 10,201,348 and 10,386,399 shares outstanding, respectively)

	177	177
Additional paid-in capital	87,917	87,742
Retained earnings	180,299	179,816
Treasury stock at cost (7,465,517 and 7,275,466 shares, respectively)
	(111,719)	(108,315)
Accumulated other comprehensive income, net of tax	484	554

Total stockholders’ equity	157,158	159,974

Total liabilities and stockholders’ equity	$1,153,027	$1,211,041

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited – In Thousands, Except Share Information)
	Quarter Ended
	September 30,	September 30,
	2013	2012
Interest income:
Loans receivable, net	$9,706	$11,633
Investment securities	92	114
FHLB – San Francisco stock	208	27
Interest-earning deposits	110	73
Total interest income	10,116	11,847

Interest expense:
Checking and money market deposits	102	98
Savings deposits	147	148
Time deposits	1,263	1,524
Borrowings	643	1,141
Total interest expense	2,155	2,911

Net interest income	7,961	8,936
(Recovery) provision for loan losses	(942)	533
Net interest income, after (recovery) provision for loan losses	8,903	8,403

Non-interest income:
Loan servicing and other fees	195	338
Gain on sale of loans, net	6,754	20,595
Deposit account fees	621	623
Gain on sale and operations of real estate owned acquired in the settlement of loans, net	52	73
Card and processing fees	344	321
Other	217	209
Total non-interest income	8,183	22,159

Non-interest expense:
Salaries and employee benefits	10,452	13,185
Premises and occupancy	1,159	1,150
Equipment	480	441
Professional expenses	424	353
Sales and marketing expenses	415	420
Deposit insurance premiums and regulatory assessments	214	339
Other	1,386	1,438
Total non-interest expense	14,530	17,326

Income before taxes	2,556	13,236
Provision for income taxes	1,043	4,506
Net income	$1,513	$8,730

Basic earnings per share	$0.15	$0.81
Diluted earnings per share	$0.14	$0.80
Cash dividends per share	$0.10	$0.05

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Share Information)
	Quarter Ended
	September 30,	June 30,
	2013	2013
Interest income:
Loans receivable, net	$9,706	$9,696
Investment securities	92	99
FHLB – San Francisco stock	208	158
Interest-earning deposits	110	132
Total interest income	10,116	10,085

Interest expense:
Checking and money market deposits	102	93
Savings deposits	147	144
Time deposits	1,263	1,308
Borrowings	643	957
Total interest expense	2,155	2,502

Net interest income	7,961	7,583
Recovery for loan losses	(942)	(1,538)
Net interest income, after recovery for loan losses	8,903	9,121

Non-interest income:
Loan servicing and other fees	195	170
Gain on sale of loans, net	6,754	16,185
Deposit account fees	621	604
Gain on sale and operations of real estate owned acquired in the settlement of loans, net	52	30
Card and processing fees	344	345
Other	217	284
Total non-interest income	8,183	17,618

Non-interest expense:
Salaries and employee benefits	10,452	13,075
Premises and occupancy	1,159	1,092
Equipment	480	485
Professional expenses	424	682
Sales and marketing expenses	415	510
Deposit insurance premiums and regulatory assessments	214	183
Other	1,386	1,492
Total non-interest expense	14,530	17,519

Income before taxes	2,556	9,220
Provision for income taxes	1,043	3,963
Net income	$1,513	$5,257

Basic earnings per share	$0.15	$0.51
Diluted earnings per share	$0.14	$0.49
Cash dividends per share	$0.10	$0.07

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )

(Dollars in Thousands, Except Share Information)	Quarter Ended September 30,
	2013	2012
SELECTED FINANCIAL RATIOS:
Return on average assets	0.52%	2.78%
Return on average stockholders’ equity	3.82%	23.76%
Stockholders’ equity to total assets	13.63%	11.86%
Net interest spread	2.72%	2.85%
Net interest margin	2.82%	2.96%
Efficiency ratio	90.00%	55.72%
Average interest-earning assets to average
interest-bearing liabilities	113.63%	111.57%

SELECTED FINANCIAL DATA:
Basic earnings per share	$ 0.15	$0.81
Diluted earnings per share	$ 0.14	$0.80
Book value per share	$ 15.41	$14.11
Shares used for basic EPS computation	10,305,291	10,799,286
Shares used for diluted EPS computation	10,525,299	10,969,332
Total shares issued and outstanding	10,201,348	10,690,585

LOANS ORIGINATED AND PURCHASED FOR SALE:
Retail originations	$ 327,748	$418,554
Wholesale originations and purchases	355,955	441,897
Total loans originated and purchased for sale	$ 683,703	$860,451

LOANS SOLD:
Servicing released	$ 692,377	$782,298
Servicing retained	640	5,640
Total loans sold	$ 693,017	$787,938

	As of	As of	As of	As of	As of
	09/30/13	06/30/13	03/31/13	12/31/12	09/30/12
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$1,258	$2,111	$2,302	$7,776	$6,474
Allowance for loan losses	$12,105	$14,935	$16,826	$18,530	$20,118
Non-performing loans to loans held for investment, net	2.48%	2.90%	2.68%	3.16%	3.72%
Non-performing assets to total assets	1.88%	1.98%	1.84%	2.15%	2.68%
Allowance for loan losses to gross non- performing loans	58.57%	58.77%	73.01%	64.40%	58.64%
Allowance for loan losses to gross loans held for
investment	1.59%	1.96%	2.18%	2.34%	2.52%
Net charge-offs to average loans receivable (annualized)	0.82%	0.15%	0.49%	0.62%	0.72%
Non-performing loans	$18,552	$21,682	$20,195	$24,365	$28,894
Loans 30 to 89 days delinquent	$1,104	$363	$2,519	$1,423	$5,870

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
(Dollars in Thousands)	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	09/30/13	06/30/13	03/31/13	12/31/12	09/30/12
Recourse (recovery) provision for loans sold	$(186)	$(191)	$27	$1,285	$618
(Recovery) provision for loan losses	$(942)	$(1,538)	$(517)	$23	$533
Net charge-offs	$1,888	$353	$1,187	$1,611	$1,898

	As of	As of	As of	As of	As of
	09/30/13	06/30/13	03/31/13	12/31/12	09/30/12
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	13.07%	13.12%	12.55%	12.26%	11.47%
Tier 1 risk-based capital ratio	20.82%	21.36%	20.76%	18.79%	17.46%
Total risk-based capital ratio	22.09%	22.64%	22.02%	20.05%	18.72%

	As of September 30,
	2013		2012
INVESTMENT SECURITIES:	Balance	Rate (1)	Balance	Rate (1)
Available for sale (at fair value):
U.S. government agency MBS	$10,241	1.71%	$11,939	1.86%
U.S. government sponsored enterprise MBS	7,370	2.40	9,012	2.43
Private issue collateralized mortgage obligations	953	2.41	1,198	2.40
Total investment securities available for sale	$18,564	2.02%	$22,149	2.12%

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$391,888	3.29%	$431,373	3.80%
Multi-family (5 or more units)	273,847	5.08	266,398	5.65
Commercial real estate	91,417	6.44	94,172	6.69
Construction	292	6.25	-	-
Other mortgage	-	-	391	4.81
Commercial business	1,386	6.72	2,310	7.01
Consumer	423	8.58	378	9.37
Total loans held for investment	759,253	4.32%	795,022	4.77%

Undisbursed loan funds	(271)		-
Deferred loan costs, net	2,079		1,940
Allowance for loan losses	(12,105)		(20,118)
Total loans held for investment, net	$748,956		$776,844

Purchased loans serviced by others included above	$12,778	4.39%	$17,720	4.65%

DEPOSITS:
Checking accounts – non interest-bearing	$57,502	- %	$54,653	- %
Checking accounts – interest-bearing	203,118	0.14	200,790	0.14
Savings accounts	231,134	0.25	230,139	0.25
Money market accounts	27,511	0.40	29,793	0.44
Time deposits	399,830	1.24	441,440	1.36
Total deposits	$919,095	0.65%	$956,815	0.73%
_____________
(1) The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
	As of September 30,
(Dollars in Thousands)	2013		2012
	Balance	Rate (1)	Balance	Rate (1)
BORROWINGS:
Overnight	$-	- %	$-	- %
Three months or less	5,000	2.51	-	-
Over three to six months	-	-	20,000	3.39
Over six months to one year	10,000	2.93	50,000	4.09
Over one year to two years	-	-	15,000	2.79
Over two years to three years	-	-	-	-
Over three years to four years	-	-	-	-
Over four years to five years	10,096	3.04	-	-
Over five years	31,380	3.23	41,533	3.19
Total borrowings	$56,476	3.08%	$126,533	3.53%

	Quarter Ended
	September 30,
	2013	2012
SELECTED AVERAGE BALANCE SHEETS:	Balance	Balance

Loans receivable, net (2)	$925,036	$1,047,652
Investment securities	19,088	22,636
FHLB – San Francisco stock	14,290	21,656
Interest-earning deposits	172,499	116,429
Total interest-earning assets	$1,130,913	$1,208,373
Total assets	$1,168,331	$1,254,779

Deposits	$918,865	$956,477
Borrowings	76,427	126,538
Total interest-bearing liabilities	$995,292	$1,083,015
Total stockholders’ equity	$158,258	$146,978

	Quarter Ended
	September 30,
	2013	2012
	Yield/Cost	Yield/Cost

Loans receivable, net (2)	4.20%	4.44%
Investment securities	1.93%	2.01%
FHLB – San Francisco stock	5.82%	0.50%
Interest-earning deposits	0.25%	0.25%
Total interest-earning assets	3.58%	3.92%

Deposits	0.65%	0.74%
Borrowings	3.34%	3.59%
Total interest-bearing liabilities	0.86%	1.07%

(1) The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

(2) Includes loans held for investment and loans held for sale at fair value, net of allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (1) (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of	As of
	09/30/13	06/30/13	03/31/13	12/31/12	09/30/12
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$6,771	$8,129	$9,304	$10,677	$11,832
Multi-family	1,157	1,236	900	1,111	961
Commercial real estate	3,765	3,218	1,958	1,737	2,151
Commercial business loans	15	7	34	7	7
Total	11,708	12,590	12,196	13,532	14,951

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	3,740	5,094	5,850	7,708	10,662
Multi-family	2,109	2,521	759	480	485
Commercial real estate	880	1,354	1,227	2,477	2,477
Other	-	-	-	-	159
Commercial business loans	115	123	163	168	160
Total	6,844	9,092	7,999	10,833	13,943

Total non-performing loans	18,552	21,682	20,195	24,365	28,894

Real estate owned, net	3,172	2,296	2,227	2,435	5,189
Total non-performing assets	$21,724	$23,978	$22,422	$26,800	$34,083

Restructured loans on accrual status:
Mortgage loans:
Single-family	$815	$434	$2,575	$4,252	$4,166
Multi-family	-	-	2,755	2,755	2,755
Other	-	-	-	232	-
Total	$815	$434	$5,330	$7,239	$6,921

(1)	The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.